EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(310) 606-8922
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2018

Quarterly Cash Dividend of $0.0575 Per Common Share Declared

SANTA ROSA, Calif. (July 26, 2018) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income available to common shareholders of $11.2 million and $22.3 million, or $0.20 and $0.39 diluted earnings per common share (“EPS”), for the three and six months ended June 30, 2018, respectively, compared to net income available to common shareholders of $18.9 million and $31.2 million, or $0.45 and $0.74 EPS, for the same periods last year. Pre-tax, pre-provision earnings and pro-forma EPS for the three and six months ended June 30, 2018 were $17.1 million and $33.8 million, respectively, and $0.20 and $0.39, respectively, compared to $13.1 million and $26.1 million, respectively, and $0.27 and $0.45, respectively, for the same periods last year.
Pre-tax, pre-provision earnings and pro-forma EPS, both non-GAAP financial measures, are presented because management believes these financial metrics provide stockholders with useful information for evaluating the profitability of the Company. In addition, management believes it enhances the comparability of the Company’s financial results by eliminating the tax differences associated with the Company’s change in tax status from S-corporation to a C-corporation. The Company revoked its S-corporation status in December 2017. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings and pro-forma EPS are provided in the tables below.
John G. Biggs, President and Chief Executive Officer, stated, “I'm proud to announce our financial results for the second quarter, which continue to reflect positive trends in connection with our loan and deposit growth. Loans finished the quarter at over $5.7 billion, increasing by $693 million, or 14%, since the beginning of the year, while deposits completed the quarter at $4.6 billion, increasing by $641 million, or 16%, since December 31, 2017. As a result of our strong loan growth, net interest income increased by over 2% and 12% during the current quarter as compared to the linked quarter and the same period in 2017, respectively. With an efficiency ratio of 47%, we remain one of the most efficient banks compared to our industry peers.”
Mr. Biggs continued, “The successful opening of our new branch in Bellevue, Washington during the second quarter is an integral part of our strategic growth initiative and will further enable us to expand the reach of our unique franchise and product offerings.”

Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On July 26, 2018, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on August 16, 2018 to shareholders of record as of August 6, 2018.
Net Interest Income
Net interest income for the quarter ended June 30, 2018 totaled $31.2 million compared to $30.5 million for the previous quarter and $27.7 million for the same period last year. The $694 thousand, or 2.3%, increase in net interest income from the prior quarter was primarily related to growth in the average balance and yield of our loan portfolio, which increased by $390.9 million and 9 basis points. These increases were partially offset by growth in the average balance of our deposits and FHLB advances, which increased by $269.0 million and $194.2 million, respectively, as well as increases in both costs of funds, which increased by 17 and 36 basis points, respectively. The $3.4 million, or 12.4%, increase in net interest income over the same period last year was primarily related to growth in the average balance and yield of our loan portfolio. During the quarter ended June 30, 2018, the average balance in loans increased by $668.8 million and the yield increased by 33 basis points, compared to the same period last year. This increase was partially offset by growth in the average balance of our deposits of $648.8 million and increases in the cost of funds in connection with deposits and FHLB advances of 36 and 82 basis points, respectively. Net interest margin for the quarter ended June 30, 2018 was 2.00%, compared to 2.11% for the previous quarter and 2.03% for the same period last year. The 11 basis point decline in net interest margin from the previous quarter primarily relates to a 21 basis point increase in our cost of funds as a result of rising interest rates, as well as non-recurring additional interest income recognized during the linked quarter of $269 thousand related to the recovery of interest income on two nonaccrual loans that paid off during that quarter.
Net interest income for the six months ended June 30, 2018 totaled $61.6 million compared to $54.6 million for the same period last year. The $7.0 million, or 12.9%, increase in net interest income over the same period last year was primarily related to growth in the average balance and yield of our loan portfolio. During the six months ended June 30, 2018, the average balance in loans increased by $628.1 million and the yield increased by 27 basis points, compared to the same period last year. This increase was partially offset by growth in the average balance of our deposits of $594.5 million and an increase in the cost of funds in connection with our deposits and FHLB advances of 30 and 71 basis points, respectively. Net interest margin for the six months ended June 30, 2018 was 2.05% as compared to 2.11% for the three months ended March 31, 2018, a 6 basis point contraction. Net interest margin was 2.07% for the six months ended June 30, 2017.
Noninterest Income
Noninterest income for the quarter ended June 30, 2018 totaled $817 thousand, compared to $1.0 million for the previous quarter and $201 thousand for the same period last year. The reduction of $208 thousand in noninterest income, or 20.3%, for the quarter ended June 30, 2018 compared to the linked quarter ended March 31, 2018, was attributable to a decrease of $131 thousand in other fee income primarily related to the increase in amortization of mortgage servicing rights caused by changing prepayment speeds. The increase of $616 thousand in noninterest income, or 306.5%, for the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017, was primarily attributable to fair value adjustments recorded on loans transferred to held for sale at June 30, 2017 in connection with the Company's securitization completed in September 2017.
Noninterest income for the six months ended June 30, 2018 totaled $1.8 million, compared to $1.1 million for the six months ended June 30, 2017. The increase, as compared to the same period last year, of $759 thousand, or 70.1%, was primarily attributable to the fair value adjustments discussed above in connection with the securitization.
Noninterest income primarily consists of FHLB stock dividends, fee income and the financial impact related to loans sold and loans held for sale.
Noninterest Expense
Noninterest expense for the quarter ended June 30, 2018 totaled $14.9 million compared to $14.7 million for the previous quarter and $14.8 million for the same period last year. Compared to the linked quarter, noninterest expense increased $209 thousand, or 1.4%, during the quarter ended June 30, 2018. Compared to the same period last year, noninterest expense increased $82 thousand, or 0.6%, during the quarter ended June 30, 2018. Noninterest expense for the six months ended June 30, 2018 totaled $29.6 million compared to $29.5 million for the same period last year, an increase of $93 thousand, or 0.3%.

Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, advertising and professional services.
Balance Sheet Summary
Total assets at June 30, 2018 were $6.5 billion, an increase of $805.9 million from December 31, 2017. The increase was primarily due to a $693.4 million, or 13.8%, increase in loans and a $79.7 million increase in available for sale investment securities. Total liabilities at June 30, 2018 and December 31, 2017 were $5.9 billion and $5.2 billion, respectively. The increase of $793.4 million, or 15.4%, was primarily attributable to growth in our deposits and FHLB advances. Deposits increased by $640.9 million, or 16.2%, while FHLB advances increased $161.5 million, or 16.3%, compared to December 31, 2017.
Loans
Total loans at June 30, 2018 were $5.7 billion, an increase of $693.4 million from December 31, 2017. The increase was primarily attributable to originations of multifamily and single family residential loans. Our loan portfolio generally consists of income property loans (IPL) and single family residential (SFR) mortgage loans, which represents 61.1% and 38.3%, respectively, of our total loan portfolio.
Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans. IPL loans totaled $3.5 billion at June 30, 2018 compared to $3.0 billion at December 31, 2017. The yield on the IPL portfolio was 3.82% and 3.79%, respectively, during the three and six months ended June 30, 2018, compared to 3.47% and 3.48%, respectively, during the same periods last year. For the quarter and six months ended June 30, 2018, IPL loan originations and the corresponding weighted average coupon totaled $382.3 million and $644.8 million, respectively, and 4.55% and 4.46%, respectively, compared to $277.9 million and $704.8 million, respectively, and 4.06% and 3.97%, respectively, for the same periods last year. The increasing yield was caused by both a general rise in interest rates and a greater proportion of loans originated in extended and non-core geographies as compared to the prior fiscal year. Prepayment speeds within the IPL loan portfolio were 6.8% and 6.0%, respectively, for the three and six months ended June 30, 2018, compared to 8.9% and 12.1%, respectively, during the same periods last year.
Our SFR loan portfolio generally consists of hybrid loans. SFR loans totaled $2.2 billion and $2.0 billion at June 30, 2018 and December 31, 2017, respectively. The yield on the SFR portfolio was 3.50% and 3.42%, respectively, during the three and six months ended June 30, 2018, compared to 3.19% and 3.20%, respectively, during the same periods last year. For the quarter and six months ended June 30, 2018, residential loan originations and the corresponding weighted average coupon totaled $252.6 million and $467.8 million, respectively, and 4.78% and 4.55%, respectively, compared to $188.4 million and $312.3 million, respectively, and 4.01% and 3.99%, respectively, for the same periods last year. The increase in SFR originations was primarily attributable to a general increase in customer demand while the increasing yield was caused by a combination of rising interest rates and a greater percentage of niche product origination. Prepayment speeds within the SFR loan portfolio were 22.0% and 23.0% during the three and six months ended June 30, 2018, respectively, compared to 25.6% and 25.5%, respectively, during the same periods last year.
Asset Quality
Nonperforming loans totaled $4.8 million, or 0.08% of total loans, at June 30, 2018, compared to $7.0 million, or 0.14% of total loans, at December 31, 2017. There was no real estate owned at June 30, 2018 or December 31, 2017. For the quarter and six months ended June 30, 2018, loan loss provisions of $1.3 million and $2.8 million, respectively, were recorded compared to $1.5 million in the prior quarter and reversals of provision for loan losses of $6.5 million and $6.2 million, respectively, during the same periods last year.
Deposits
Deposits totaled $4.6 billion at June 30, 2018, an increase of $640.9 million from December 31, 2017. Retail deposits represented 55.7% of the growth, or $356.7 million, while wholesale deposits represented 44.3%, or $284.2 million. Our cost of deposits was 1.36% and 1.28%, respectively, during the quarter and six months ended June 30, 2018 compared to 1.19% during the prior quarter and 1.00% and 0.98%, respectively, during the same periods last year. The change in our cost of deposits was primarily related to increases in our time deposit portfolio. Time deposit rates increased to 1.65% and 1.56%, respectively, during the three and six months ended June 30, 2018, compared to 1.21% and 1.19%, respectively, for the same periods last year. The increase in CD rates was primarily due to rising interest rates, as well as competitive pricing pressures.

Capital
Stockholders’ equity totaled $562.2 million, an increase of $12.4 million, or 2.3%, compared to December 31, 2017. Stockholders' equity represented 8.6% of total assets at June 30, 2018, compared to 9.6% at December 31, 2017. Both the Bank’s and the Company’s capital levels continue to be significantly above the minimum levels required to be designated as “well-capitalized” for bank regulatory purposes. At June 30, 2018, Tier 1 leverage, Common Equity Tier 1 risk based, Tier 1 risk-based and Total risk-based capital ratios were 11.23%, 18.52%, 18.52% and 19.44%, respectively, for the Bank, and 9.93%, 14.78%, 16.39% and 17.31%, respectively, for the Company. At June 30, 2018, the Company’s tangible stockholders' equity ratio was 8.59%.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $6.5 billion, total loans of $5.7 billion and total deposits of $4.6 billion as of June 30, 2018. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial lending. Currently operating in California, Oregon and Washington, from nine branches in California, one branch in Washington and nine lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” referenced in our Annual Report on Form 10-K for the year ended December 31, 2017. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2018 (unaudited)	December 31, 2017	June 30, 2017 (unaudited)
ASSETS
Cash and cash equivalents	$76,018	$75,578	$86,819
Available for sale investment securities, at fair value	583,035	503,288	483,846
Held to maturity investment securities, at amortized cost	12,009	6,921	7,222
Loans held-for-sale	21,575	—	701,947
Loans held-for-investment	5,734,917	5,041,547	4,306,893
Allowance for loan losses	(33,358)	(30,312)	(27,356)
Total loans held-for-investment, net	5,701,559	5,011,235	4,279,537
Federal Home Loan Bank stock	32,995	27,733	38,582
Premises and equipment, net	21,870	22,452	23,262
Prepaid expenses and other assets	61,172	57,173	48,202
Total assets	$6,510,233	$5,704,380	$5,669,417

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$4,592,155	$3,951,238	$3,681,175
Federal Home Loan Bank advances	1,150,746	989,260	1,359,573
Junior subordinated deferrable interest debentures	61,857	61,857	61,857
Senior debt	94,228	94,161	94,095
Other liabilities	49,067	58,119	56,431
Total liabilities	5,948,053	5,154,635	5,253,131
Total stockholders' equity	562,180	549,745	416,286
Total liabilities and stockholders' equity	$6,510,233	$5,704,380	$5,669,417

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Six Months Ended
(Dollars in thousands except per share data)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income:
Interest and fees on loans	$51,343	$46,563	$41,173	$97,906	$79,916
Interest and dividends on investment securities	3,343	2,718	1,863	6,061	3,516
Total interest income	54,686	49,281	43,036	103,967	83,432
Interest expense:
Interest on deposits	14,560	11,932	9,058	26,492	17,371
Interest on FHLB advances	6,823	4,820	4,260	11,643	7,537
Interest on junior subordinated deferrable interest debentures	567	487	408	1,054	788
Interest on senior debt	1,577	1,577	1,577	3,154	3,154
Total interest expense	23,527	18,816	15,303	42,343	28,850
Net interest income before provision for loan losses	31,159	30,465	27,733	61,624	54,582
Provision for (reversal of) loan losses	1,300	1,500	(6,481)	2,800	(6,172)
Net interest income after provision for (reversal of) loan losses	29,859	28,965	34,214	58,824	60,754
Noninterest income	817	1,025	201	1,842	1,083
Noninterest expense	14,922	14,713	14,840	29,635	29,542
Income before provision for income taxes	15,754	15,277	19,575	31,031	32,295
Provision for income taxes	4,528	4,175	654	8,703	1,079
Net income	$11,226	$11,102	$18,921	$22,328	$31,216
Basic earnings per common share	$0.20	$0.20	$0.45	$0.40	$0.74
Diluted earnings per common share	$0.20	$0.20	$0.45	$0.39	$0.74

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Six Months Ended
(Dollars in thousands except per share data)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
PERFORMANCE RATIOS
Return on average:
Assets	0.71%	0.76%	1.37%	0.73%	1.17%
Stockholders' equity	8.00%	7.98%	18.41%	7.99%	15.22%
Efficiency ratio (1)	46.67%	46.72%	53.13%	46.69%	53.07%
Noninterest expense to average assets	0.95%	1.01%	1.08%	0.97%	1.11%
Loan to deposit ratio	124.89%	129.47%	117.00%	124.89%	117.00%
Average stockholders' equity to average assets	8.89%	9.52%	7.45%	9.19%	7.68%
Dividend payout ratio	29.41%	54.59%	54.97%	41.93%	64.71%
PRO FORMA (1)
Actual/pro forma net income	$11,226	$11,102	$11,353	$22,328	$18,731
Actual/pro forma diluted earnings per share	$0.20	$0.20	$0.27	$0.39	$0.45
Actual/pro forma return on average:
Assets	0.71%	0.76%	0.82%	0.73%	0.70%
Stockholders' equity	8.00%	7.98%	11.04%	7.99%	9.13%
YIELDS/ RATES
Yield on loans	3.70%	3.61%	3.37%	3.65%	3.38%
Yield on investments	2.04%	1.85%	1.37%	1.94%	1.35%
Yield on interest earning assets	3.51%	3.42%	3.16%	3.47%	3.16%
Cost of deposits	1.36%	1.19%	1.00%	1.28%	0.98%
Cost of borrowings	2.53%	2.25%	1.75%	2.39%	1.72%
Cost of interest bearing liabilities	1.65%	1.44%	1.21%	1.55%	1.18%
Net interest spread	1.86%	1.98%	1.95%	1.92%	1.98%
Net interest margin	2.00%	2.11%	2.03%	2.05%	2.07%
CAPITAL
Total equity to total assets	8.64%	9.18%	7.34%
Tangible stockholders' equity to tangible assets (1)	8.59%	9.13%	7.29%
Book value per share	$9.94	$9.79	$9.91
Tangible book value per share (1)	$9.88	$9.73	$9.83
Market value per share (period end)	$11.51	$12.01	N/A
ASSET QUALITY
Annualized net recoveries to average loans	0.01%	0.01%	0.01%
Nonperforming loans to total loans	0.08%	0.13%	0.14%
Nonperforming assets to total assets	0.07%	0.12%	0.11%
Allowance for loan losses to loans held-for-investment	0.58%	0.60%	0.64%
Allowance for loan losses to nonperforming loans	696.99%	459.42%	446.77%
LOAN COMPOSITION
Multifamily residential	$3,354,475	$3,094,033	$2,407,545
Single family residential	$2,196,582	$2,069,950	$1,773,839
Commercial real estate	$151,974	$125,756	$73,556
Construction and land	$31,786	$36,570	$51,903
Non-mortgage	$100	$100	$50
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$67,541	$28,843	$23,662
Interest bearing transaction accounts	$173,120	$196,767	$192,278
Money market deposit accounts	$1,388,636	$1,489,718	$1,532,234
Time deposits	$2,962,858	$2,398,698	$1,933,001

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended			Six Months Ended
(Dollars in thousands except per share data)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Pre-tax, pre-provision net earnings
Income before taxes	$15,754	$15,277	$19,575	$31,031	$32,295
Plus: Provision for (reversal of) loan losses	1,300	1,500	(6,481)	2,800	(6,172)
Pre-tax, pre-provision net earnings	$17,054	$16,777	$13,094	$33,831	$26,123
Efficiency Ratio
Noninterest expense (numerator)	$14,922	$14,713	$14,840	$29,635	$29,542
Net interest income	31,159	30,465	27,733	61,624	54,582
Noninterest income	817	1,025	201	1,842	1,083
Operating revenue (denominator)	$31,976	$31,490	$27,934	$63,466	$55,665
Efficiency ratio	46.67%	46.72%	53.13%	46.69%	53.07%
Pro Forma Net Income
Income before provision for income taxes	$15,754	$15,277	$19,575	$31,031	$32,295
Actual/pro forma provision for income taxes (1)	4,528	4,175	8,222	8,703	13,564
Actual/pro forma net income (numerator)	$11,226	$11,102	$11,353	$22,328	$18,731
Pro Forma Diluted Earnings Per Share
Weighted average common shares outstanding - diluted (denominator)	56,820,076	56,755,154	42,000,000	56,787,615	42,000,000
Actual/pro forma diluted earnings per share	$0.20	$0.20	$0.27	$0.39	$0.45
Pro Forma Return on Average Assets
Actual/pro forma net income (numerator)	$11,226	$11,102	$11,353	$22,328	$18,731
Average assets (denominator)	$6,310,087	$5,848,751	$5,517,404	$6,080,693	$5,345,749
Actual/pro forma return on average assets	0.71%	0.76%	0.82%	0.73%	0.70%
Pro Forma Return on Average Stockholders' Equity
Actual/pro forma net income (numerator)	$11,226	$11,102	$11,353	$22,328	$18,731
Average stockholders' equity (denominator)	$560,961	$556,661	$411,176	$558,823	$410,318
Actual/pro forma return on average stockholders' equity	8.00%	7.98%	11.04%	7.99%	9.13%

(Dollars in thousands except per share data)	June 30, 2018	March 31, 2018	June 30, 2017
Tangible Book Value Per Share
Total Assets	$6,510,233	$6,033,888	$5,669,417
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	6,506,936	6,030,591	5,666,120
Less: Total Liabilities	(5,948,053)	(5,480,137)	(5,253,131)
Tangible Stockholders' Equity (numerator)	$558,883	$550,454	$412,989
Period end shares outstanding (denominator)	56,559,655	56,561,055	42,000,000
Tangible Book Value Per Share	$9.88	$9.73	$9.83
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$558,883	$550,454	$412,989
Tangible assets (denominator)	6,506,936	6,030,591	5,666,120
Tangible Stockholders' Equity to Tangible Assets	8.59%	9.13%	7.29%

(1) Prior to January 1, 2018, we calculate our pro forma net income, earnings per share, return on average assets, return on average equity and return on average tangible equity by adding back our franchise S Corporation tax to net income, and using a combined C Corporation effective tax rate for Federal and California income taxes of 42.0%. This calculation reflects only the change in our status as an S Corporation and does not give effect to any other transaction. For periods in 2018, our actual provision for income taxes is used for comparative purposes.